INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT MADE THIS 7th day of July 2008 by and between Nuveen Asset Management, a Delaware corporation and a registered investment adviser (“Manager”), and Richards & Tierney, Inc., an Illinois corporation and a registered investment adviser (“Sub-Adviser”).

WHEREAS, Manager is the investment manager for Nuveen Conservative Allocation Fund, Nuveen Moderate Allocation Fund, and Nuveen Growth Allocation Fund (collectively, the “Funds”), each a series of Nuveen Investment Trust (the “Trust”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Manager desires to retain Sub-Adviser as its agent to furnish investment advisory services for the Funds, upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Manager hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Funds for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services to be Performed. Subject always to the supervision of Manager and the Trust’s Board of Trustees (the “Board of Trustees”), Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Funds, all on behalf of the Funds. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Trust, will monitor the Funds’ investments, and will comply with the provisions of the Trust’s Declaration of Trust and By-laws, as amended from time to time, and the stated investment objective, policies and restrictions of the Funds. Manager will provide Sub-Adviser with current copies of the Trust’s Declaration of Trust, By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Funds and to consult with each other regarding the investment affairs of the Funds. Sub-Adviser will report to the Board of Trustees and to Manager with respect to the implementation of such program.

Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of certain portfolio securities for the Funds, and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Trust’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or the Funds, or be in breach of any obligation owing to the Trust or the Funds under this Agreement, or otherwise, solely by reason of its having caused the Funds to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Funds in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Funds, as to which it exercises investment discretion. In addition, if in the judgment of Sub-Adviser, the Funds would be benefited by supplemental services, Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. Sub-Adviser will properly communicate to the officers and trustees of the Trust such information relating to transactions for the Funds as they may reasonably request. In no instance will portfolio securities be purchased from or sold to Manager, Sub-Adviser or any affiliated person of either the Trust, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act, and under no circumstances will Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers;

Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)	will report regularly to Manager and to the Board of Trustees (as reasonably requested) and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager;

(d)	will prepare such books and records with respect to the Funds’ securities transactions as required by law, the Funds’ compliance policies and procedures or as reasonably requested by Manager and will furnish Manager and the Board of Trustees such periodic and special reports as Manager or the Board of Trustees may reasonably request; and

(e)	will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Funds, and will notify Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which the Funds’ securities are priced on a given day) that may materially impact the pricing of one or more securities in the Funds’ portfolios. In addition, Sub-Adviser will assist Manager in evaluating the impact that such an event may have on the net asset value of the Funds and in determining a recommended fair value of the affected security or securities.

3. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Trust.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee equal to 50% of the investment management fee payable by the Funds to Manager pursuant to the Management Agreement between Manager and the Trust (the “Management Agreement”).

The portfolio management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the annual rate of the investment management fee paid to Manager, and multiplying this product by the net assets of the Funds, determined in the manner established by the Board of Trustees, as of the close of business on the last preceding business day on which the Funds’ net asset values were determined, and multiplying this product by 50%.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

5. Services to Others. Manager understands, and has advised the Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to one other investment company that is not a series of the Trust, provided that whenever the Funds and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-Adviser to be equitable to each. Manager recognizes, and has advised the Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Funds may obtain in a particular security. It is further agreed that, on occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Funds as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Funds with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised the Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full such efforts and service to the Trust. It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Trust in providing investment advice to its other investment advisory accounts or for managing its own accounts.

6. Limitation of Liability. Manager will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination; Amendment. This Agreement shall become effective with respect a Fund on the effective date for that Fund specified in Schedule A hereto, and shall remain in full force until August 1, 2009 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year after the initial period with respect to the Funds, but only as long as such continuance is specifically approved for the Funds at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Funds, Sub-Adviser may continue to serve in such capacity for the Funds in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by either party on sixty (60) days’ written notice to Sub-Adviser. This Agreement may also be terminated by the Trust with respect to the Funds by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of the Funds on sixty (60) days’ written notice to Sub-Adviser by the Trust.

This Agreement may be terminated with respect to the Funds at any time without the payment of any penalty by Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of the Funds in the event that it shall have been established by a court of competent jurisdiction that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a breach of the covenants of Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination. This Agreement shall automatically terminate in the event the Management Agreement is terminated, assigned or not renewed.

8. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party:

If to Manager:	If to Sub-Adviser:

Nuveen Asset Management	Richards & Tierney, Inc.
333 West Wacker Drive	111 West Jackson Blvd., Suite 1411
Chicago, Illinois 60606	Chicago, IL60604
Attention: Mr. John P. Amboian	Attention: Mr. David Tierney

With a copy to:

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

or such address as such party may designate for the receipt of such notice.

9. Limitations on Liability. All parties hereto are expressly put on notice of the Trust’s Agreement and Declaration of Trust and all amendments thereto, a copy of which is on file with the Secretary of the Commonwealth of Massachusetts, and the limitation of shareholder and trustee liability contained therein. The obligations of the Trust entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Trust individually but are binding upon only the assets and property of the Trust, and persons dealing with the Trust must look solely to the assets of the Trust and those assets belonging to the Funds, for the enforcement of any claims.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

11. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 9 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

IN WITNESS WHEREOF, Manager and Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

NUVEEN ASSET MANAGEMENT, a Delaware corporation		RICHARDS & TIERNEY, INC., an Illinois corporation

By:	/s/ Gifford R. Zimmerman	By:	/s/ David E. Tierney
Name:	Gifford R. Zimmerman	Name:	David E. Tierney
Title:	Managing Director	Title:	President, Senior Managing Director and Chief Investment Officer

SCHEDULE A

The Funds of the Trust currently subject to this Agreement and the effective date of each are as follows:

FUND	EFFECTIVE DATE	TERM
Nuveen Conservative Allocation Fund	July 7, 2008	Until August 1, 2009

Nuveen Moderate Allocation Fund	August 1, 2008	Until August 1, 2009

Nuveen Growth Allocation Fund	August 1, 2008	Until August 1, 2009